Exhibit 99.1

DPAC Technologies Reports Financial Results for Fourth Quarter and Fiscal Year Ended February 28, 2005

GARDEN GROVE, Calif.--(BUSINESS WIRE)--June 7, 2005--DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its fourth quarter and fiscal year ended February 28, 2005. For comparative purposes the Company has reclassified certain financial information appearing in this press release as it relates to information for the quarter and year ended February 29, 2004 to present the memory stacking product line and the industrial, defense and aerospace ("IDA") product line as discontinued operations.

Operating Results

For the fourth fiscal quarter, revenues from continuing operations were $469,000 compared to revenues of $74,000 for the fourth quarter of the previous year, and 40% higher than the third fiscal quarter revenues of $334,000. The Company's net loss from continuing operations totaled $5.7 million, or $(0.24) per share, which includes a non-cash write-off of goodwill of $4.5 million. The net loss from continuing operations for the prior year's fourth quarter was $2.4 million, or $(0.11) per share, and did not include a similar goodwill impairment charge, but did include $871,000 of restructuring charges.

Discontinued operations in the fourth quarter realized a gain of $237,000, or $0.01 per share, as compared to a loss of $2.1 million, or $(0.10) per share for the previous year's fourth quarter. The current year gain resulted primarily from royalties earned under a license for the sale and manufacture of IDA products.

Revenues from continuing operations for fiscal year 2005 totaled $1.4 million as compared to $96,000 for the previous fiscal year, a period in which the wireless product line was primarily still under development. The net loss from continuing operations for fiscal year 2005 was $10.7 million, or $(0.46) per share, compared to a net loss of $10.8 million, or $(0.51) per share, for the prior year. The net loss from continuing operations in the current year includes a non-cash write-off of goodwill of $4.5 million, while the net loss from continuing operations in the prior year included a $4.8 million non-cash income tax provision. The current year loss from continuing operations includes $665,000 in restructuring charges, primarily for severance costs, as compared to $871,000 in restructuring charges in the prior year. Selling and marketing expenses increased by $1.1 million to $1.9 million for fiscal year 2005 as compared to the prior year, as a result of increases in spending to launch the Airborne(TM) wireless product line. General and administrative expenses for fiscal year 2005 of $2.6 million decreased by $113,000 from the previous fiscal year. Since the Airborne(TM) product line is in the early stages of introduction to the OEM wireless connectivity market, revenues are currently composed primarily of development kits, prototype orders, pre-production quantities, non-recurring engineering fees and early stage production runs.

The net gain from discontinued operations for fiscal year 2005 was $238,000, or $0.01 per share, compared to a net loss of $3.1 million, or $(0.15) per share for the previous fiscal year. The results of discontinued operations for fiscal year 2005 include a gain of $721,000 on the sale of assets resulting from the sales of the memory stacking and IDA product lines, as well as $518,000 in royalty revenues. The losses for the prior fiscal year included a $960,000 charge for the write-off of Durastack production equipment and a $320,000 charge relating to a terminated facility lease.

Balance Sheet Summary

At February 28, 2005, DPAC had total assets of $4.1 million, including cash and cash equivalents of $2.7 million and assets related to discontinued operations of $164,000. This compares to total assets of $13.1 million at February 29, 2004, with $4.5 million in cash and cash equivalents and $3.0 million of assets related to discontinued operations. Working capital at February 28, 2005 was $1.5 million compared to $4.3 million at February 29, 2004. As a result of the recurring operating losses and anticipated need for additional capital in the next twelve months, Moss Adams LLP, the Company's independent registered public accounting firm, has included a going-concern emphasis paragraph in its auditor's report on the Company's year end financial statements.

Comment and Outlook

Kim Early, DPAC's Chief Executive Officer stated, "Our rate of growth has been lower than we had anticipated. Our revenue growth depends on the timing of our OEM customers completing their design, testing and initial launch of their products incorporating our Airborne products. Due to this our revenues have been less consistent and less predictable than we had expected."

Mr. Early continued, "We continue to work on completing our previously announced merger with QuaTech, Inc. in exchange for common stock. We are currently engaged in securing the necessary financing to close the transaction. We would expect to file an S-4 registration statement describing QuaTech and the transaction shortly after the financing has been committed. We would then proceed to seek shareholder approval of the transaction and proceed to a close later in the summer."

Conference Call

Management of DPAC will host a conference call on Wednesday June 8 at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss DPAC's financial performance fiscal year 2005. The conference call will feature Chief Executive Officer Kim Early and Chief Financial Officer Steve Vukadinovich. To participate on the live call, please dial (866) 814-8483 toll free. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing (888) 266-2081 and entering the Passcode 719181.

About DPAC Technologies

Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. The QuaTech merger transaction is subject to certain conditions, including DPAC's shareholders approval, which must be fulfilled in order to close. Full details of the transaction will be provided to DPAC shareholders and filed with the SEC by DPAC as and when appropriate. The QuaTech merger transaction is and shall continue to be subject to numerous conditions and contingencies until the transaction is completed. DPAC Technologies Corp. will provide further detailed information to its shareholder as and when required to solicit their consent. The transaction's costs and diversion of management attention could negatively impact results. Other factors that affect DPAC's business and its ability to conclude a merger transaction include, but are not limited to, that our Airborne(TM) products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. The parties need additional financing to complete the transactions as envisioned. Such financing may not be available on favorable terms. Also, there can be no assurance that such transaction will be completed, or if completed that it will be successful. The transaction would involve in a change of control, in that it is likely that voting control of DPAC may be given to former shareholders of QuaTech, and if the principal former shareholders of QuaTech were to act in concert, they might be able to elect a majority of DPAC's Board of Directors. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission
(SEC) filings made by the Company on Forms 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

Additional Information:

DPAC and QUATECH strongly urge their respective shareholders to read the relevant documents related to this transaction as and when filed by DPAC with the SEC, because they shall contain important information all the shareholders should consider. All DPAC's SEC filings are made available free of charge at the SEC web site (www.sec.gov). Such documents, when filed, also are made available free of charge by DPAC. On April 27, 2005 DPAC filed a Form 8-K containing the current agreement between DPAC and QuaTech. This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever. No securities mentioned herein have been registered or authorized or approved by any federal or state securities regulator or commission.

                              - tables to follow -


                        DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                              (unaudited)
                              (In 000's)

                                                 February     February
                                                    28,          29,
                                                   2005         2004
CURRENT ASSETS:
   Cash and cash equivalents                      $2,694       $4,477
   Accounts receivable, net                          253           31
   Inventories                                       147           37
   Prepaid expenses                                  279          323
   Current assets of discontinued operations         164        1,747
        Total current assets                       3,537        6,615

Property, net                                        230          264
Goodwill                                               -        4,529
Other assets                                         364          406
Non-current assets of discontinued operations          -        1,274

TOTAL                                             $4,131      $13,088

CURRENT LIABILITIES:
   Note payable                                     $148           $-
   Accounts payable                                  399          336
   Accrued compensation                              173          217
   Accrued restructuring costs - current             627          489
   Other accrued liabilities                         176          104
   Current liabilities of discontinued
    operations                                       468        1,192
        Total current liabilities                  1,991        2,338

Accrued restructuring costs                          258          328
Non-current liabilities of discontinued
 operations                                          443          361

Net stockholders' equity                           1,439       10,061

TOTAL                                             $4,131      $13,088



                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)
                              (in 000's)

For Periods Ended February 28, 2005
        and February 29, 2004         Fourth Quarter     Fiscal Year
                                       2005    2004    2005      2004

Net Sales - Continuing Operations      $469     $74   $1,426      $96
Cost of sales                           257      82    1,037      101
Gross profit                            212      (8)     389       (5)

COSTS AND EXPENSES:
   Sales and marketing                  418     298    1,922      847
   Research and development             318     441    1,404    1,648
   General and administrative           543     745    2,608    2,721
   Goodwill impairment charge         4,529       -    4,529        -
   Restructuring charges                 92     871      665      871
        Total costs and expenses      5,900   2,355   11,128    6,087

LOSS FROM OPERATIONS                 (5,688) (2,363) (10,739)  (6,092)

INTEREST INCOME                          11      10       36       56
LOSS BEFORE INCOME TAX BENEFIT       (5,677) (2,353) (10,703)  (6,036)
INCOME TAX  PROVISION                     -       -        -    4,764
LOSS FROM CONTINUING OPERATIONS      (5,677) (2,353) (10,703) (10,800)

GAIN (LOSS) FROM DISCONTINUED
 OPERATIONS                             237  (2,130)     238   (3,124)
NET LOSS                             (5,440) (4,483) (10,465) (13,924)

NET GAIN (LOSS) PER SHARE:
   Continuing Operations - Basic and
    diluted                          $(0.24) $(0.11)  $(0.46)  $(0.51)
   Discontinued Operations - Basic
    and diluted                       $0.01  $(0.10)   $0.01   $(0.15)
   Net Loss - Basic and diluted      $(0.23) $(0.21)  $(0.45)  $(0.66)

   Basic and diluted shares          23,737  21,221   23,318   21,102


    CONTACT: DPAC Technologies Corp.
             Stephen Vukadinovich, 714-898-0007
             Steve.Vukadinovich@dpactech.com
             or
             Kim Early, 714-898-0007
             Kim.Early@dpactech.com